CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Acura Pharmaceuticals, Inc.

Palatine, Illinois

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-151653, 333-151620, 333-133172, 333-123615, 333-63288, and 33-98356) and on Form S-3 (No. 333-146416) of Acura Pharmaceuticals, Inc. of our report dated March 1, 2012, relating to the consolidated financial statements.

/s/ BDO USA, LLP
Chicago, Illinois
March 1, 2012